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                                                                    EXHIBIT 99.3

      TENDER FOR ALL OUTSTANDING 6 7/8% SENIOR NOTES DUE JANUARY 15, 2014
                          ISSUED ON NOVEMBER 19, 2004
                                IN EXCHANGE FOR
                    6 7/8% SENIOR NOTES DUE JANUARY 15, 2014
                        THAT HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                                       OF
                                 VIDEOTRON LTEE

To Registered Holders:

    We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by Videotron Ltee ("Videotron") to exchange its 6 7/8% Senior Notes due January 15, 2014 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like stated amount at maturity of Videotron's outstanding 6 7/8% Senior Notes due January 15, 2014 issued on November 19, 2004 (the "Old Notes") upon the terms
and subject to the conditions set forth in the Prospectus, dated             ,
2004 (the "Prospectus"), and the related letter of transmittal.

    Enclosed herewith are copies of the following documents:

    1.  Prospectus;

    2. Letter of transmittal including the Guidelines for Certification of Taxpayer Identifying Number;

    3.  Notice of Guaranteed Delivery;

    4.  Instruction to Registered Holder from Beneficial Owner; and

    5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2005,
UNLESS EXTENDED.

    The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

    Pursuant to the letter of transmittal, each holder of Old Notes will represent to Videotron that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such holder,
(ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder or any such other person is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, it is not engaged in and does not intend to participate in a distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate" of Videotron within the meaning of
Rule 405 under the Securities Act or, if such person is an "affiliate," that such person may not rely on the applicable interpretations of the staff of the U.S. Securities and Exchange Commission set forth in no-action letters to third parties described under "The Exchange Offer -- Resale of the New Notes" in the Prospectus and will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder or any such other person is a broker-dealer (whether or not it is also an "affiliate" of Videotron within the meaning of Rule 405 under the Securities
Act) that will receive New Notes for its own account in exchange for Old Notes, such tendering holder will represent on behalf of such broker-dealer that the
Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such
New Notes, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
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    The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Old Notes for you to make the foregoing representations.

    Videotron will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. Videotron will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed letter of transmittal.

    Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, Wells Fargo Bank, National Association, in the manner set forth below.

    The Exchange Agent for the Exchange Offer is:

                     WELLS FARGO BANK, NATIONAL ASSOCIATION

                                    DELIVER TO:

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
   BY REGISTERED AND CERTIFIED MAIL     BY OVERNIGHT COURIER OR REGULAR MAIL:               BY HAND DELIVERY
Wells Fargo Bank, National Association  Wells Fargo Bank, National Association   Wells Fargo Bank, National Association
      Corporate Trust Operations              Corporate Trust Operations                Corporate Trust Services
            MAC N9303-121                           MAC N9303-121                         608 2nd Avenue South
           P.O. Box 1517                        6th & Marquette Avenue           Northstar East Building -- 12th Floor
        Minneapolis, MN 55480                   Minneapolis, MN 55479                    Minneapolis, MN 55402
          Attention: Reorg.                       Attention: Reorg.                        Attention: Reorg.
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                                       OR

                             Facsimile: (612) 667-4927

                             Telephone: (612) 667-9764

                                    Very truly yours,

                                      VIDEOTRON LTEE

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF VIDEOTRON OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.